Exhibit 10-AA

NON-EMPLOYEE DIRECTOR
AUTOMATIC STOCK OPTION GRANT
PROGRAM

The following provisions set forth the terms of the Non-Employee Director Automatic Stock Option Grant Program (the “Program”) for eligible directors of Donaldson Company, Inc. (the “Company”) under the Company’s 2010 Master Stock Incentive Plan (the “Plan”). Options granted under this Program are subject to the terms, conditions, and restrictions set forth in the Plan. In the event of any inconsistency between the terms contained herein and in the Plan, the Plan shall govern. All capitalized terms that are not defined herein have the meanings set forth in the Plan.

SECTION 1. ELIGIBILITY

Each member of the Board of Directors of the Company elected or appointed to the Board who is not otherwise an employee or officer of the Company (an “Eligible Director”) shall be eligible to receive the grant of Options set forth in the Program, subject to the terms of the Program.

SECTION 2. OPTION GRANTS

2.1              Option Grants and Timing of Grants

(a)	Annual Option Grants. On the first day following January 1 that the New York Stock Exchange is open for trading (a “First Trading Day”) of 2011 and each First Trading Day thereafter, each Eligible Director shall automatically be granted a Nonqualified Stock Option to purchase 7,200 shares of Common Stock (the “Annual Option Grant”).
(b)	Prorated Grant. With respect to an individual who becomes an Eligible Director after the First Trading Day of a calendar year, such Eligible Director’s Annual Option Grant for that year shall equal that number of shares of Common Stock obtained by multiplying 7,200 by a fraction, the numerator of which is the number of whole calendar months remaining in the calendar year and the denominator of which is twelve. Such grant shall be made upon the first day of the calendar month next following the date such individual becomes an Eligible Director.

2.2              Exercise Price of Options

Options shall be granted under the Program with a per share exercise price equal to the closing price of the Common Stock on the First Trading Day on which such options are granted.

2.3              Option Vesting

Each Annual Option Grant may be exercised by the Eligible Director under the following schedule except as otherwise provided in this Agreement. The Option may not be exercised for a period of one (1) year from the date of grant. Following that one-year period, the Option vests in equal one-third increments:

―   one-third of the shares vest on the one-year anniversary date from the date of grant;

―   one-third of the shares vest on the two-year anniversary date from the date of grant;

―   one-third of the shares vest on the three-year anniversary date from the date of grant.

The Option may be exercised as to any or all of the shares that are vested. An unvested portion of the Option shall only vest so long as:

(1)	the Eligible Director remains a Director of the Company on the date that the applicable shares vest,

(2)	the Eligible Director retires or resigns from service as a Director of the Company in accordance with the age and term limits of the Corporate Governance Guidelines of the Company, or

(3)	the Eligible Director’s service as a Director of the Company is terminated for any other reason and a majority of the members of the Board of Directors other than the Eligible Director consent to the continued vesting of such portion of the Option in accordance with the original vesting schedule.

The vesting of the Option also is subject to acceleration in the event of a Change in Control of Donaldson as defined in the Non-Employee Director Non-Qualified Stock Option Agreement.

2.4              Term of Options

Annual Option Grants shall remain exercisable until the date that is ten years from the grant date (the “Option Expiration Date”), unless sooner terminated in accordance with the terms below. In the event that an Eligible Director separates from service due to death, the Options must be exercised on or before the earlier of (i) three years after the date of such termination and (ii) the Option Expiration Date. If an Eligible Director dies after he separates from service, but while the Option is still exercisable, the Option may be exercised until the earlier of (x) three years after the date of death and (y) the Option Expiration Date.

2.5              Payment of Exercise Price

Options granted under the Program shall be exercised by giving notice to the Company (or a brokerage firm designated or approved by the Company) in such form as required by the Company, stating the number of shares of Common Stock with respect to which the Option is being exercised, accompanied by payment in full for such Common Stock, which payment may be, to the extent permitted by applicable laws and regulations, in whole or in part:

(a)	in cash or by check or wire transfer;

(b)	by having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option; or
(c)	by tendering (either actually or by attestation) shares of Common Stock owned by the Eligible Director that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option.

SECTION 3. AMENDMENT, SUSPENSION OR TERMINATION

The Board, or the Human Resources Committee of the Board, may amend, suspend or terminate the Program or any portion of it at any time and in such respects as it deems advisable. Except as provided in the Plan, any such amendment, suspension or termination shall not, without the consent of the Eligible Director, impair or diminish any rights of an Eligible Director under an outstanding Option.

SECTION 4. TRANSFERABILITY OF OPTIONS

Options shall not be transferable otherwise than by will or the laws of descent and distribution and may be exercised during the lifetime of the Eligible Director to whom they are granted only by such Eligible Director; provided, however, that notwithstanding the above, Options shall be transferable by the Eligible Director to family members and related estate planning entities as designated in a transfer document in such form as required by the Company, and to the extent permitted under the Plan.

SECTION 5. EFFECTIVE DATE

The Program shall become effective on the Effective Date of the Plan, and any amendment to this Program shall become effective on the date specified by the Board or the Human Resources Committee of the Board. Provisions of the Plan (including any amendments) that are not discussed above, to the extent applicable to Eligible Directors, shall continue to govern the terms and conditions of Options granted to Eligible Directors.